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                                                            Exhibit (10)(a)





                    AMENDMENTS TO THE WEST COMPANY, INCORPORATED'S
                               LONG TERM INCENTIVE PLAN
                              EFFECTIVE OCTOBER 15, 1996




          1. Section 7(b) of the Long-Term Incentive Plan (LTIP) shall be amended to read in its entirety as follows:

          "(b) Each Stock option agreement shall state the period or periods of time, as may be determined by the Committee, within which the option may be exercised by the participant, in whole or in part, provided that the option may not be exercised later than ten years after the date of the grant of the option. The Committee shall have the power to permit in its discretion an acceleration of the previously determined exercise terms, subject to the terms of this Plan, under such circumstances and upon such terms and conditions as it deems appropriate."; and


          2. Section 8(b)(i) of the LTIP shall be deleted in its entirety, and Sections 8(b)(ii) and (iii) shall be renumbered accordingly.


          3. Sections 14(c) and (d) of the LTIP shall be deleted in their entirety.


          4. Section 18 of the LTIP shall be amended to read in its entirety as follows:

          "18. Amendment. The Board of Directors of the Company may amend the Plan at any time, except that without shareholder approval, the Board may not increase the maximum number of shares which may be issued under the Plan (other than increases pursuant to Paragraph 17 hereof), or change the class of eligible employees. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect a participant's rights under an award previously granted."